CALIFORNIA SOFTWARE CORPORTATION

                                   EXHIBIT #2.II

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AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO THE ASSET PURCHASE AGREEMENT (THE AGREEMENT) ENTERED INTO ON THE 12TH DAY OF JANUARY, 1999, BY AND BETWEEN CALIFORNIA SOFTWARE PRODUCTS, INC., A CALIFORNIA CORPORATION (SELLER) AND CALIFORNIA SOFTWARE CORPORATION, A NEVADA CORPORATION (BUYER), IS MADE AND ENTERED INTO THIS 28TH DAY OF MAY, 1999.

RECITALS

WHEREAS, BUYER AND SELLER ENTERED INTO THE AGREEMENT ON JANUARY 12TH, 1999; AND WHEREAS, IT HAS BECOME APPARENT TO THE PARTIES THAT CERTAIN TERMS OF THE AGREEMENT REQUIRE FURTHER CLARIFICATION.

NOW, THEREFORE, PURSUANT TO ARTICLE VII, SECTION 7.1 OF THE AGREEMENT, THE PARTIES HERETO AGREE TO MODIFY AND AMEND THE AGREEMENT AS FOLLOWS:

1.   ARTICLE II, SECTION 2.2 IS AMENDED TO READ AS FOLLOWS:

21 PURCHASE PRICE. THE TOTAL PURCHASE PRICE FOR THE ASSETS SHALL BE TWO MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($2,250,000.00), PAYABLE BY BUYER TO SELLER IN THE FORM OF A NOTE CONVERTIBLE INTO COMMON SHARES OF BUYER ON THE SIXTIETH (60TH) DAY OF TRADING OF BUYER'S COMMON SHARES ON RECOGNIZED U.S. PUBLIC STOCK EXCHANGE OR NATIONAL MARKET QUOTATION SERVICE (I.E. THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OVER-THE-COUNTER BULLETIN BOARD OR THE NQB PINK SHEETS), SUBJECT TO A MINIMUM CONVERSION RATE OF $130 PER CHART THE NOTE SHALL BE SUBSTANTIALLY IN THE FORM OF EXHIBIT 2.III ATTACHED HERETO.

2. THE NOTE ATTACHED TO THE AGREEMENT IS HEREBY RESCINDED BY THE PARTIES, AND IS REPLACED BY THE NOTE ATTACHED HERETO AND INCORPORATED BY THIS REFERENCE AT EXHIBIT A TO THIS AMENDMENT.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SET THEIR HANDS THIS 28TH DAY OF MAY, L999

CALIFORNIA SOFTWARE CORPORATION          CALIFORNIA SOFTWARE PRODUCTS, INC.
A NEVADA CORPORATION (BUYER)             A CALIFORNIA CORPORATION (SELLER)


BY: /S/BRUCE ACACIO                      BY: /S/CAROL CONWAY

BRUCE ACACIO, PRESIDENT                  CAROL CONWAY, VICE PRESIDENT